EXHIBIT 99.2

American Eagle Outfitters, Inc.
March 2009

Recorded Sales Commentary dated April 9, 2009

Good morning and welcome to the American Eagle Outfitters March 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended April 4, 2009 decreased 9% to $242.6 million, compared to $267.3 million for the five weeks ended April 5, 2008. Consistent with our range of expectations, consolidated comparable store sales decreased 16%, compared to a 12% decline for the same period last year.

March sales reflected the shift of Easter and related Spring breaks into April this year from March last year, which impacted store traffic and transactions, particularly in the second and third weeks of the month. Promotions in the AE brand were targeted and controlled, resulting in an increase in the average unit retail price compared to last March.

AE men's and women's businesses were affected similarly by the holiday shift with comps in the negative mid-teens for both divisions. The best performing categories included men's tee's and woven shirts; women's dresses, skirts, shorts and fashion accessories. Men's and women's denim performed well in March with significantly less price promotion.

Our direct business continues to have positive momentum, with consolidated sales increasing 23% in March.

The new AE summer assortment arrives in stores next Tuesday, April 14th.

Regarding first quarter earnings.  We are revising EPS expectations to a range of $0.06 to $0.07, reflecting our controlled promotional strategy in March. The previous guidance was $0.04 to $0.07 per share. The revised guidance excludes potential impairment charges or losses related to investment securities. This compares to EPS of $0.21 last year.

Thank you for your continued interest in American Eagle Outfitters.